Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Information

Introduction

    On November 1, 2023, Forum Energy Technologies, Inc., a Delaware corporation (“Forum”) and Forum Canada ULC, an Alberta corporation and a wholly owned subsidiary of Forum (the “Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with (i) Variperm Holdings Ltd., an Alberta corporation (“Variperm”), (ii) Variperm Energy Services Partnership, an Alberta general partnership (“VES Partnership”), (iii) Jamie Olson, a resident of Alberta (“Olson”), (iv) Elise Robertson, a resident of Alberta (“Robertson”), (v) Slotting RemainCo Limited Partnership, an Alberta limited partnership (“RemainCo” and together with VES Partnership, Olson and Robertson, the “Sellers”), and (vi) VES Partnership in its capacity as the representative of the Sellers. Pursuant to the Purchase Agreement, the Purchaser purchased from the Sellers all of the issued and outstanding common shares of Variperm (the “Transaction”) on January 4, 2024 (the “Closing Date”) and Variperm became a wholly owned subsidiary of the Purchaser.
    The base purchase price for the Transaction was (i) 2.0 million shares of common stock, par value $0.01 per share, of Forum (the “Stock Consideration”) and (ii) an amount of cash equal to $150.3 million (the “Cash Consideration”), subject to customary purchase price adjustments for cash, indebtedness, transaction expenses and working capital as set forth in the Purchase Agreement (collectively, the “Purchase Price”). The Cash Consideration was funded from cash on hand, borrowings under the ABL facility (as defined herein), and the Seller Term Loan (as defined herein) (collectively, the “Debt Financing”).
    The unaudited pro forma condensed combined financial information has been prepared by Forum in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. The following unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2023 and for the year ended December 31, 2022, is derived from:
•the historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in Forum’s Annual Report on Form 10-K for the year ended December 31, 2022;
•the historical unaudited condensed consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2023, included in Forum’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023;
•the historical audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022 of Variperm, incorporated as Exhibit 99.1 herein Forum’s Current Report on Form 8-K/A; and
•the historical unaudited consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2023 of Variperm, incorporated as Exhibit 99.2 herein Forum’s Current Report on Form 8-K/A.
    The historical financial statements of Forum and Variperm have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give pro forma effect to events which are necessary to account for the Transaction and the Debt Financing, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances.
    The Transaction is accounted for as a business combination using the acquisition method with Forum assumed as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the total consideration will be allocated to Variperm’s assets acquired and liabilities assumed based upon their estimated fair values at the Closing Date. The process of valuing the net assets of Variperm at the Closing Date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed was recorded as goodwill. Accordingly, the purchase price allocation reflected in this unaudited pro forma condensed combined financial information is preliminary and represents Forum’s current best estimate of fair value and is subject to revision.

    As a result of the foregoing, the unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The actual purchase accounting assessment may vary based on final analyses of the valuation of assets to be acquired and liabilities to be assumed.
    The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Transaction and the Debt Financing been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein.
    The following unaudited pro forma condensed combined financial information gives effect to the Transaction and the Debt Financing, which includes adjustments for the following:
•Certain reclassifications and U.S. GAAP adjustments to conform Variperm’s historical financial statement presentation to Forum’s presentation and accounting policies.
•Application of the acquisition method of accounting under the provisions of ASC 805 and to reflect estimated consideration of approximately $194.6 million.
•Proceeds and uses of the drawdown from the Credit Agreement Amendment (as defined herein) and Seller Term Loan (as defined herein) entered in connection with the Transaction; and
•Non-recurring transaction costs in connection with the Transaction.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in Thousands)

Forum Energy Technologies, Inc.(Historical) - USD		Variperm Holdings Ltd. - CAD (See Note 3)	Variperm Holdings Ltd. - USD	Transaction Adjustments - USD (See Note 4)	Notes	Financing Adjustments - USD (See Note 4)	Notes	Pro Forma Combined for Transaction and Financing Adjustments - USD
Assets
Current assets
Cash and cash equivalents	37,151	25,233	18,574	(150,348)	A	150,000	I	52,467
				-		(2,910)	I
Accounts receivable—trade, net of allowances	157,820	24,668	18,158	-		-		175,978
Inventories, net	302,304	18,325	13,489	-		-		315,793
Prepaid expenses and other current assets	24,670	2,302	1,695	-		-		26,365
Accrued revenue	771	-	-	-		-		771
Costs and estimated profits in excess of billings	8,440	-	-	-		-		8,440
Total current assets	531,156	70,528	51,916	(150,348)		147,090		579,814
Property and equipment, net of accumulated depreciation	61,397	28,457	20,947	3,679	B	-		86,023
Operating lease assets	56,363	4,217	3,104	(324)	H	-		59,143
Deferred financing costs, net	927	-	-	-		-		927
Intangible assets, net	173,394	1,011	744	78,256	C	-		252,394
Goodwill	-	8,975	6,606	46,379	D	-		52,985
Deferred tax assets, net	368	-	-	-		-		368
Other long-term assets	5,266	-	-	-		-		5,266
Total assets	828,871	113,188	83,317	(22,358)		147,090		1,036,920
Liabilities and equity
Current liabilities
Current portion of long-term debt	1,076	-	-	-		2,500	I	3,576
Accounts payable trade	124,146	5,104	3,756	-		-		127,902
Income taxes payable	-	4,939	3,636	-		-		3,636
Accrued liabilities	64,184	5,193	3,823	7,951	E	-		75,958
Deferred revenue	14,140	90	66	-		-		14,206
Billings in excess of costs and profits recognized	4,739	-	-	-		-		4,739
Total current liabilities	208,285	15,326	11,281	7,951		2,500		230,017

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023 (in Thousands)

Forum Energy Technologies, Inc. (Historical) – USD		Variperm Holdings Ltd. – CAD (See Note 3)	Variperm Holdings Ltd. - USD	Transaction Adjustments - USD (See Note 4)	Notes	Financing Adjustments - USD (See Note 4)	Notes	Pro Forma Combined for Transaction and Financing Adjustments - USD
Long-term debt, net of current portion	128,537	-	-	-		147,500	I	273,127
						(2,910)	I
Deferred tax liabilities, net	904	4,802	3,535	18,771	F	-		23,210
Operating lease liabilities	62,569	2,613	1,923	-		-		64,492
Other long-term liabilities	11,456	-	-	-		-		11,456
Total liabilities	411,751	22,741	16,739	26,722		147,090		602,302
Commitments and contingencies
Equity
Common stock, $ 0.01 par value	109	-	-	20	A	-		129
Additional paid-in capital	1,368,062	13,524	9,955	44,200	A	-		1,412,262
				(10,024)	D	-
				69	G	-
Treasury stock at cost	(142,057)	-	-	-		-		(142,057)
Retained earnings/(deficit)	(682,691)	75,424	55,520	(55,451)	D	-		(709,413)
				(7,951)	E	-
				(18,771)	F	-
				(69)	G	-
Contributed surplus/(deficit)	-	1,499	1,103	(1,103)	D	-		-
Accumulated other comprehensive loss	(126,303)	-	-	-		-		(126,303)
Total equity	417,120	90,447	66,578	(49,080)		-		434,618
Total liabilities and equity	828,871	113,188	83,317	(22,358)		147,090		1,036,920

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss)
For the Nine Months Ended September 30, 2023
(in Thousands, except share and per share data)

	Forum Energy Technologies, Inc. (Historical) - USD	Variperm Holdings Ltd. – CAD (See Note 3)	Variperm Holdings Ltd. - USD	Transaction Adjustments - USD (See Note 5)	Notes	Financing Adjustments - USD (See Note 5)	Notes	Pro Forma Combined for Transaction and Financing Adjustments - USD
Revenue	553,659	131,744	97,899	-		-		651,558
Cost of sales	399,229	66,596	49,487	75	AA	-		448,791
Gross profit	154,430	65,148	48,412	(75)		-		202,767
Operating expenses
Selling, general and administrative expenses	135,364	14,917	11,085	8	AA	-		152,334
				5,675	BB	-
				323	DD
				(121)	EE	-
Gain on sale-leaseback transactions	-	-	-	-		-		-
Loss/(Gain) on disposal of assets and other	137	(8)	(6)	-		-		131
Total operating expenses	135,501	14,909	11,079	5,885		-		152,465
Operating income (loss)	18,929	50,239	37,333	(5,960)		-		50,302
Other expense (income)	-	-	-	-		-		-
Interest expense	13,742	267	198	-		12,812	GG	27,351
				-		599	GG
Foreign exchange losses (gains) and other, net	1,129	(141)	(105)	-		-		1,024
Total other expense (income)	14,871	126	93	-		13,411		28,375
Income (loss) before income taxes	4,058	50,113	37,240	(5,960)		(13,411)		21,927
Income tax expense	6,154	11,752	8,733	(1,371)	FF	(3,084)	HH	10,432
Net income (loss)	(2,096)	38,361	28,507	(4,589)		(10,327)		11,495
Weighted average shares outstanding
Basic	10,208,000		-	-		-		12,208,000
Diluted	10,208,000		-	-		-		12,247,000
Earnings (loss) per share
Basic	$ (0.21)		-	-		-		$ 0.94
Diluted	$ (0.21)		-	-		-		$ 0.94

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss)
For the Year Ended December 31, 2022
(in Thousands, except share and per share data)

	Forum Energy Technologies, Inc.(Historical) - USD	Variperm Holdings Ltd. - CAD (See Note 3)	Variperm Holdings Ltd. - USD	Transaction Adjustments - USD (See Note 5)	Notes	Financing Adjustments - USD (See Note 5)	Notes	Pro Forma Combined for Transaction and Financing Adjustments - USD
Revenue	699,913	153,185	117,769	-		-		817,682
Cost of sales	511,387	85,421	65,672	215	AA	-		577,274
Gross profit	188,526	67,764	52,097	(215)		-		240,408
Operating expenses	-	-	-	-		-		-
Selling, general and administrative expenses	179,471	18,507	14,228	24	AA	-		209,579
				7,567	BB	-
				7,951	CC	-
				500	DD
				(162)	EE
Gain on sale-leaseback transactions	(7,000)	-	-	-		-		(7,000)
Loss/(Gain) on disposal of assets and other	(1,271)	551	424	-		-		(847)
Total operating expenses	171,200	19,058	14,652	15,880		-		201,732
Operating income (loss)	17,326	48,706	37,445	(16,095)		-		38,676
Other expense (income)	-	-	-	-		-		-
Interest expense	31,525	346	266	-		17,606	GG	50,161
				-		764	GG
Foreign exchange losses (gains) and other, net	(24,548)	(156)	(120)	-		-		(24,668)
Total other expense (income)	6,977	190	146	-		18,370		25,493
Income (loss) before income taxes	10,349	48,516	37,299	(16,095)		(18,370)		13,183
Income tax expense	6,637	11,566	8,892	(3,702)	FF	(4,225)	HH	7,602
Net income (loss)	3,712	36,950	28,407	(12,393)		(14,145)		5,581
Weighted average shares outstanding
Basic	5,747,000		-	-		-		7,747,000
Diluted	5,951,000		-	-		-		7,990,000
Earnings (loss) per share
Basic	$ 0.65		-	-		-		$ 0.72
Diluted	$ 0.62		-	-		-		$ 0.70

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

    The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information.
    Forum’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars (“USD”). Variperm’s financial statements were prepared in accordance with Accounting Standards for Private Enterprises in Canada (“ASPE”) and presented in Canadian dollars (“CAD”). The financial information of Variperm has been translated from CAD to USD including certain reclassifications and U.S. GAAP adjustments to conform Variperm’s historical financial statement presentation to Forum’s financial statement presentation.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Forum assumed as the accounting acquirer and based on the historical consolidated financial statements of Forum and Variperm. Under ASC 805, assets acquired, and liabilities assumed in a business combination are recognized and measured at their assumed Closing Date fair value, while transaction costs associated with a business combination are expensed as incurred. The excess of Transaction consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
    The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transaction and the Debt Financing had occurred on September 30, 2023, and the Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income (Loss) for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Transaction and the Debt Financing as if they occurred on January 1, 2022.
    The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Transaction and integration costs that may be incurred. The pro forma adjustments represent Forum’s best estimates and are based upon currently available information and certain assumptions that Forum believes are reasonable under the circumstances. There are no material transactions between Forum and Variperm during the periods presented.
For purposes of preparing the pro forma financial information, the historical financial information of Variperm and related pro forma adjustments was translated from CAD to USD using the following historical exchange rates:

Closing exchange rate as of September 30, 2023	0.7361
Average exchange rate for the nine-months ended September 30, 2023	0.7431
Average exchange rate for the year ended December 31, 2022	0.7688
These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information and would also impact purchase accounting.
Note 2. Description of the Debt Financing

Seller Term Loan

    Forum entered into the Second Lien Seller Term Loan Credit Agreement (the “Seller Term Loan”) by and among Forum, as borrower, the Sellers and certain of the option holders (as defined in the Purchase Agreement), as lenders (the “Lenders”), and VES Partnership, as administrative and collateral agent for each of the Lenders. Pursuant to the Seller Term Loan, Forum borrowed $60.0 million aggregate principal amount of term loans (the “Term Loans”), which mature in December 2026. The Term Loans bear interest at the rate of (i) 11.0% per year for the period commencing on the Closing Date through the first anniversary of the Closing Date, (ii) 17.0% per annum for the period commencing on the first anniversary of the Closing Date through the second anniversary of the Closing Date and (iii) 17.5% per annum for the period commencing on the second anniversary of the Closing Date through the maturity date. Forum incurred approximately $1.5 million in fees in connection with the Seller Term Loan.
Credit Agreement Amendment

    Additionally, in connection with the Transaction, Forum entered into an amendment (the “Credit Agreement Amendment”) to the Third Amended and Restated Credit Agreement, dated as of October 30, 2017 (as amended, restated and supplemented or otherwise modified, the “Credit Agreement”), among Forum, as borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties named therein. Pursuant to the Credit Agreement Amendment, the Credit Agreement (i) was modified to, among other things, (a) permit the incurrence of new secured notes in an amount not to exceed $200.0 million and (b) update the CDOR provisions with Term CORRA and (ii) was modified as of the Closing Date, to, among other things, (a) extend the maturity date of the Credit Agreement to September 8, 2028, (b) permit the Transaction, (c) permit the incurrence of the Seller Term Loan in an amount not to exceed $60.0 million, in connection with the consummation of the Transaction, and (d) increase the aggregate revolving commitments from $179.0 million to $250.0 million. The financing commitments under the Credit Agreement (the “ABL facility”) are subject to various customary conditions set forth therein. The unaudited pro forma condensed combined financial information reflects that Forum borrowed $90.0 million under the Credit Agreement in connection with the Transaction. Forum incurred approximately $1.4 million in fees in connection with the Credit Agreement Amendment.
Note 3. Reclassification and U.S. GAAP Adjustments

    During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary review of Variperm’s financial information to identify differences in accounting policies compared to those of Forum’s and differences in financial statement presentation compared to the presentation of Forum. At the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments described herein, Forum is not aware of any other material differences. However, Forum will continue to perform its detailed review of Variperm’s accounting policies, including compliance with U.S. GAAP standards. Upon completion of that review, differences may be identified between the accounting policies of the two companies that when confirmed could have a material impact on the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in Thousands)
Forum Energy Technologies, Inc.	Variperm Holdings Ltd.	Historical - CAD	Re- classification Adjustments	Notes	U.S. GAAP Adjustments	Notes	Variperm Holdings Ltd. - CAD
Assets
Current assets
Cash and cash equivalents	Cash	25,233					25,233
Accounts receivable—trade, net of allowances	Accounts receivable	24,668					24,668
Inventories, net	Inventories	18,325					18,325
Prepaid expenses and other current assets	Prepaid expenses and deposits	2,302					2,302
Accrued revenue		-					-
Costs and estimated profits in excess of billings		-					-
Total current assets		70,528	-				70,528
Property and equipment, net of accumulated depreciation	Property and equipment	28,457					28,457
Operating lease assets		-			4,217	(b)	4,217

Deferred financing costs, net		-					-
Intangible assets, net	Intangible assets	1,011					1,011
	Goodwill	8,975					8,975
Deferred tax assets, net		-					-
Other long-term assets		-					-
Total assets		108,971	-		4,217		113,188
Liabilities and equity
Current liabilities
Current portion of long-term debt		-					-
Accounts payable trade	Accounts payable	5,104					5,104
	Income taxes payable	4,939					4,939
Accrued liabilities	Current portion of long-term lease liability	3,495			1,698	(b)	5,193
Deferred revenue	Deferred revenue	90					90
Billings in excess of costs and profits recognized		-					-
Total current liabilities		13,628	-		1,698		15,326
Long-term debt, net of current portion		-					-
	Future income taxes	4,802	(4,802)	(a)			-
Deferred tax liabilities, net		-	4,802	(a)			4,802
Operating lease liabilities	Operating lease liabilities	-			2,613	(b)	2,613
Other long-term liabilities		-					-
Total liabilities		18,430	-		4,311		22,741
Equity
Common stock, $ 0.01 par value		-					-
Additional paid-in capital	Share capital	13,524					13,524
Treasury stock at cost		-					-
Retained earnings/(deficit)	Retained earnings	75,518			(94)		75,424
	Contributed surplus	1,499					1,499
Accumulated other comprehensive loss		-					-
Total equity		90,541	-		(94)		90,447
Total liabilities and equity		108,971	-		4,217		113,188

(a) Reclassification of future income taxes to Deferred tax liabilities, net. (b) Adjustment for recognition of Operating lease assets and lease liabilities in accordance with U.S. GAAP.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss)
For the nine months ended September 30, 2023
(in Thousands, except per share amounts)
Forum Energy Technologies, Inc.	Variperm Holdings Ltd.	Historical - CAD	Reclassification Adjustments	Notes	Variperm Holdings Ltd. - CAD
Revenue	Revenue		131,744	(a)	131,744
	Product	127,607	(127,607)	(a)	-
	Service	4,137	(4,137)	(a)	-
Cost of sales	Direct costs	63,791	2,805	(b)	66,596
	Depreciation of property and equipment	3,117	(3,117)	(b)	-
Gross profit		64,836	312		65,148
Operating expenses
Selling, general and administrative expenses	General and administrative expenses	14,409	196	(c)	14,917
			312	(b)
Gain on sale-leaseback transactions		-			-
Loss/(Gain) on disposal of assets and other	Gain on disposal of property and equipment	(8)			(8)
Total operating expenses		14,401	508		14,909
Operating income (loss)		50,435	(196)		50,239
Other expense (income)
Interest expense	Interest and fees	267			267
	Stock-based compensation	196	(196)	(c)	-
	Other (income)/ expense	-			-
Foreign exchange losses (gains) and other, net	Foreign exchange	(141)			(141)
Income (loss) before income taxes		50,113	-		50,113
Income tax expense	Income taxes	11,752			11,752
Net income (loss)		38,361	-		38,361

(a) Reclassification of revenue bifurcations between Product and Service to Revenue.
(b) Reclassification of Depreciation of property and equipment to Cost of sales and Selling, general and administrative expenses.
(c) Reclassification of Stock-based compensation to Selling, general and administrative expenses

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss)
For the year ended December 31, 2022
(in Thousands, except per share amounts)
Forum Energy Technologies, Inc.	Variperm Holdings Ltd.	Historical - CAD	Reclassification Adjustments	Notes	Variperm Holdings Ltd. -CAD
Revenue	Revenue		153,185	(a)	153,185
	Product	145,797	(145,797)	(a)	-
	Service	7,388	(7,388)	(a)	-
Cost of sales	Direct costs	81,955	3,466	(b)	85,421
	Depreciation of property and equipment	3,851	(3,851)	(b)	-
Gross profit		67,379	385		67,764
Operating expenses
Selling, general and administrative expenses	General and administrative expenses	17,825	296	(c)	18,506
			385	(b)
Gain on sale-leaseback transactions					-
Loss/(Gain) on disposal of assets and other	Loss on disposal of property and equipment	551			551
Total operating expenses		18,376	681		19,057
Operating income (loss)		49,003	(296)		48,707
Other expense (income)
Interest expense	Interest and fees	346			346
	Stock-based compensation	296	(296)	(c)	-
Foreign exchange losses (gains) and other, net	Foreign exchange	(156)			(156)
Income (loss) before income taxes		48,517	-		48,517
Income tax expense	Income taxes	11,567			11,567
Net income (loss)		36,950	-		36,950

(a) Reclassification of revenue bifurcations between Product and Service to Revenue.
(b) Reclassification of Depreciation of property and equipment to Cost of sales and Selling, general and administrative expenses.
(c) Reclassification of Stock-based compensation to Selling, general and administrative expenses.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Transaction Adjustments

    The Transaction is accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired, and liabilities assumed be recognized at their Closing Date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired, if any, recorded as goodwill.

(A) The accounting for the Transaction is based on currently available information and is considered preliminary. The final accounting for the Transaction may differ materially from that presented in this unaudited pro forma condensed combined financial information. The adjustment reflects the impact of the Cash Consideration, the Stock Consideration and all transaction expenses. Refer to the following table for the computation of the preliminary estimated fair value of consideration transferred:

(in thousands, except share count and per share data)
Forum shares issued (1)	2,000,000
Forum common stock price (2)	$22.11
Equity portion of consideration	44,220
Cash consideration (3)	150,348
Fair value of consideration transferred	$194,568
(1) Forum shares issued for Variperm’s common stock outstanding as defined in the Purchase Agreement.
(2) Forum common stock price per share as of January 4, 2024.
(3) Cash consideration includes settlement of Variperm’s options that vested and were settled as part of the Transaction.
    The following table summarizes the preliminary accounting for the Transaction:

(in thousands)	Fair value*
Cash & cash equivalents	$18,574
Accounts receivable—trade	18,158
Inventories	13,489
Prepaid expenses and other current assets	1,695
Property and equipment	24,626
Operating lease assets	2,780
Intangible assets	79,000
Total Assets	158,322
Accounts payable – trade	3,756
Income taxes payable	3,636
Accrued liabilities	3,823
Deferred revenue	66
Operating lease liabilities	1,923
Deferred tax liabilities	3,535
Net assets acquired	141,583
Goodwill	52,985
Fair value of consideration transferred	$194,568
*Adjusted for rounding difference
    The determination of the fair value of the identifiable assets of Variperm and the allocation of the estimated consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. The final purchase price allocation will be determined when Forum has completed the detailed valuations and necessary calculations. The final Transaction consideration allocation may be materially different than that reflected in the preliminary estimated Transaction consideration allocation presented herein. Any increase or decrease in fair values of the net assets as compared with the unaudited condensed combined pro forma financial information may change the amount of the total Transaction consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of comprehensive income (loss) due to adjustments in the depreciation and amortization of the adjusted assets.

(B) Reflects the preliminary estimated fair value adjustment to property and equipment acquired in the Transaction. The fair value of property and equipment is preliminary and subject to change.
The general categories of the acquired identified tangible assets are expected to be the following:

(in thousands)	Useful Life (Average)	Fair value
Leasehold improvements	18	$694
Computer equipment	4	1,512
Machinery & equipment	8	22,262
Construction in progress		158
Total property and equipment acquired		$24,626

(C) Reflects the preliminary estimated asset fair value adjustment to the identifiable intangible assets acquired, primarily consisting of customer relationships, backlog and tradenames. The fair value of intangible assets is preliminary and subject to change.
The general categories of the acquired identified intangible assets are expected to be the following:

(in thousands)	Useful Life (Average)	Fair value
Customer relationships	15	$70,000
Backlog	2	5,000
Trade names	10	4,000
Total identifiable intangible assets		$79,000
(D) Reflects the elimination of Variperm’s historical goodwill and equity and elimination of shares issued by Variperm on accelerated vesting of equity awards upon closing of the Transaction.

	Notes	Fair value
Purchase consideration	A	$194,568
Historical book value of Variperm equity
Share capital		10,024
Retained earnings		55,451
Contributed surplus		1,103
Elimination of historical goodwill		(6,606)
Estimated fair value adjustment on property and equipment	B	3,679
Estimated fair adjustment on operating lease asset	H	(324)
Elimination of other intangible assets	C	78,256
Preliminary estimate of fair value of identifiable net assets acquired		141,583

Goodwill		52,985
Historical goodwill		(6,606)
Net adjustments		$46,379
(E) Reflects one-time transaction-related costs of approximately $8.0 million incurred prior to, or concurrent with, the closing of the Transaction including bank fees, legal fees, consulting fees, and other transaction expenses by Forum.
(F) Reflects estimated deferred taxes related to the purchase price allocation and income tax impact effect related to the pro forma adjustments. Tax-related adjustments are based upon a blended statutory tax rate of approximately 23% which represents the adjustment to the deferred tax liability balances associated with the incremental differences in the book and tax basis created from the preliminary purchase price allocation, primarily resulting from the preliminary fair value of intangible assets and property, plant and equipment. The effective tax rate of Forum following the Transaction could be significantly different (either higher or lower) depending on post-acquisition activities, including the geographical mix of income.

(G) Represents the adjustment for equity awards that automatically vest and are settled in common shares by Variperm at the time of the closing of the Transaction.
(H) Reflects adjustment to the operating lease asset on account of unfavourable lease arrangements acquired as part of the Transaction.
Financing Adjustments

(I) Reflects the preliminary adjustment to cash in connection with the Seller Term Loan and the ABL facility as follows:

(in thousands)	As of September 30, 2023
Proceeds from the Seller Term Loan and ABL facility (1)	$ 150,000
Payment of financing costs (2)	(1,500)
New deferred debt issuance costs for Credit Agreement Amendment (3)	(1,410)
Pro forma adjustment	$ 147,090
(1) Forum used proceeds from the Debt Financing to pay cash consideration to the Sellers.
(2) Represents the payment of capitalized financing costs incurred related to the Seller Term Loan. The debt issuance costs are included within long-term debt.
(3) Represents additional debt issuance costs incurred for the Credit Agreement Amendment.
Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Comprehensive Income (Loss)

Transaction Adjustments

(AA) Represents a net increase in depreciation expense on a straight-line basis of $0.1 million and $0.2 million based on the preliminary step-up in fair value of the property and equipment and the related assigned estimated useful life for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.
(BB) Represents the pro forma adjustment to record amortization expense of $5.7 million and $7.6 million, for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively, based on the fair value of identified intangible assets.

(In thousands)	Useful Life (Average)	Fair Value	Amortization Expense for the Nine Months Ended September 30, 2023	Amortization Expense for the Year December 31, 2022
Customer relationships	15	70,000	3,500	4,667
Backlog	2	5,000	1,875	2,500
Trade names	10	4,000	300	400
Total identifiable intangible assets		79,000	5,675	7,567
(CC) Reflects estimated nonrecurring transaction-related expenses of $8.0 million incurred by Forum. These nonrecurring expenses are not anticipated to affect the Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) beyond twelve months after the Closing Date.
(DD) Represents the adjustment to record the share-based compensation expense related to equity awards that automatically vested and were settled in common shares by Variperm at the Closing Date and restricted stock units provided to Variperm’s employees as an inducement to continue to provide service to Forum following the acquisition.
(EE) Reflects adjustment for amortization of unfavourable lease terms for operating leases acquired as part of the Transaction.
(FF) Reflects estimated income tax impact effect related to the pro forma transaction accounting adjustments. Tax-related adjustments are based upon a blended statutory tax rate of approximately 23% is assumed for the amortization of intangible assets and other pro forma adjustments. The applicable blended statutory tax rates are based on the jurisdictions in which the assets are located and are not necessarily indicative of the effective tax rate of Forum following the Transaction, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.
Financing Adjustments

(GG) Reflects the adjustment to the estimated interest expense to be incurred by Forum as a result of the Seller Term Loan and the ABL facility as follows:

(in thousands)	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Interest expense on the Seller Term Loan	$ 7,223	$ 10,154
Interest expense on the ABL facility (1)	5,589	7,452
Amortization of debt issuance costs related to the Seller Term Loan	387	482
Amortization of deferred issuance fees on Credit Agreement Amendment (2)	212	282
Pro forma adjustment	$ 13,411	$ 18,370
(1) Represents the estimated interest expense on the ABL facility. An increase/ decrease of 1/8th percent in the interest rate results in an increase or decrease in interest expense, net of $0.2 million and $0.2 million for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively.
(2) Represents the amortization of deferred issuance on the Credit Agreement Amendment.
(HH) Reflects estimated income tax impact effect related to the pro forma financing adjustments. Tax-related adjustments are based upon a blended statutory tax rate of approximately 23% which is assumed for the amortization of intangible assets and other pro forma adjustments. The applicable blended statutory tax rates are based on the jurisdictions in which the assets are located and are not necessarily indicative of the effective tax rate of Forum following the Transaction, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.
Note 6. Earnings (Loss) Per Share

The following tables set forth the computation of pro forma basic and diluted earnings per share post transaction and financing adjustments for the nine months September 30, 2023 and for the year ended December 31, 2022.

(in thousands, except share and per share data)	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2022
Numerator:
Net income attributable to common stockholders	$ 11,495	$ 5,581
Denominator:
Weighted average common shares outstanding:
Basic (1)	12,208,000	7,747,000
Diluted (2)	12,247,000	7,990,000
Pro forma net income per share:
Basic:	$ 0.94	$ 0.72
Diluted:	$ 0.94	$ 0.70

(1) Basic weighted average shares outstanding includes 2.0 million shares of common stock issued as the Stock Consideration of the purchase price.
(2) Diluted weighted average shares outstanding includes 2.0 million shares of common stock issued as the Stock Consideration of the purchase price and the dilutive effect of stock options and restricted stock.